Exhibit 3.1

Company No.: CR-140952

FOURTH AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

7 Days Group Holdings Limited

Incorporated on the 25th day of October, 2004

INCORPORATED IN THE CAYMAN ISLANDS

(As amended by a Special Resolution passed on October 10, 2008)

THE COMPANIES LAW (2007 Revision)

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED

(As amended by a Special Resolution passed on October 10, 2008)

MEMORANDUM OF ASSOCIATION

OF

7 DAYS GROUP HOLDINGS LIMITED

1.	The name of the Company is 7 Days Group Holdings Limited.

2.	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, P. O. Box 309 Ugland House, Grand Cayman KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(b)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(c)

To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(d)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(e)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(f)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(g)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Fourth Amended and Restated Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Fourth Amended and Restated Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (2007 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Fourth Amended and Restated Memorandum of Association and the Fourth Amended and Restated Articles of Association of the Company considered necessary or convenient in the manner set out in the Fourth Amended and Restated Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid provided that the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is US$24,441,673.375 divided into 195,533,387 shares of a nominal or par value of US$0.125 each comprising: (i) 150,000,000 Ordinary Shares of a nominal or par value of US$0.125 each, (ii) 16,000,000 redeemable and convertible Series A Shares of a nominal or par value of US$0.125 each, (iii) 8,000,000 redeemable and convertible Series B Shares of a nominal or par value of US$0.125 each and (iv) 21,533,387 redeemable and convertible Series C Shares of nominal or par value of US$0.125 each, with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2007 Revision) and the Fourth Amended and Restated Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained; provided always that, notwithstanding any provision to the contrary contained in this Fourth Amended and Restated Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates.

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (2007 Revision) and, subject to the provisions of the Companies Law (2007 Revision) and the Fourth Amended and Restated Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (2007 REVISION)

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED

(As amended by a Special Resolution passed on October 10, 2008)

ARTICLES OF ASSOCIATION

OF

7 DAYS GROUP HOLDINGS LIMITED

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Affiliates”	means, in respect of any person, any individual, partnership, corporation, trust or other entity that directly or indirectly Controls, or is Controlled by, or is under common Control with, such person and, in respect of any shareholder that is an investment fund or account (or a subsidiary of any such investment fund or account), the term “Affiliates” shall include any other investment fund or account (or a subsidiary of any such investment fund or account) managed by the manager of such shareholder (or, if such shareholder is a subsidiary of an investment fund or account, the investment fund or account of which such shareholder is a subsidiary) and any person who succeeds such manager as the manager of such investment fund or account, as applicable.

“Articles”	means the fourth amended and restated articles of association of the Company as originally framed or as from time to time altered by Special Resolution.

“Auditors”	means the persons for the time being performing the duties of independent auditors of the Company.

“Board”	means the board of directors of the Company.

“Business Day”	means any day (excluding Saturdays, Sundays and public holidays in Hong Kong, the PRC, London and the Cayman Islands) on which banks generally are open for business in Hong Kong, the PRC, London and the Cayman Islands.

“Company”	means the above named Company.

“Control”	of a person means (i) ownership of more than 50% of the voting power of such person or (ii) the power to direct the management or policies of a person, whether through the ownership of more than 50% of the voting power of such person, through the power to appoint a majority of the members of the board of directors or similar governing body of such person, through contractual arrangements or otherwise. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares”	means any Ordinary Shares issued or issuable upon conversion of any Preferred Shares.

“Debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes an interim dividend and bonus issues.

“Employees”	means the employees, officers, directors, advisors or consultants of the Company and its Subsidiaries.

“Equity Securities”	means Ordinary Shares, Preferred Shares, any warrant, option, right, or any security that is issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Ordinary Shares or Preferred Shares, or securities convertible into or exercisable for Ordinary Shares or Preferred Shares, and a reference to a number of Equity Securities at a given time shall be a reference to (1) the number of Ordinary Shares comprised in such Equity Securities at that time, and (2) the number of Ordinary Shares into which Preferred Shares, warrants, options, rights, or securities convertible into or exercisable for Ordinary Shares comprised in such Equity Securities are convertible into or exercisable for at that time.

“Founders”	means Zheng Nanyan; He Boquan; Zhang Qiong; Lee Chien; Fortune News International Limited, a company organized under the laws of the British Virgin Islands; Smartech Resources Limited, a company organized under the laws of the British Virgin Islands; and Prototal Enterprises Limited, a company organized under the laws of the British Virgin Islands.

“Group Companies”	means the Company, the PRC Subsidiary, and all other direct or indirect Subsidiaries of the foregoing.

“Indenture”	means the Indenture dated as of September 10, 2007 evidencing certain Guaranteed Senior Floating Rate Notes Due 2010, among the Company, the Guarantors (as defined thereunder) and DB Trustees (Hong Kong) Limited as trustee and collateral agent.

“Major Series A Shareholder”	means the Series A Shareholder who holds the most Series A Shares among all Series A Shareholders so long as such Series A Shareholder, together with its Affiliates, holds Preferred Shares representing, on an as-converted basis, five percent (5%) or more of the Shares of the Company.

“Major Series C Shareholder”	means the Series C Shareholder who holds the most Series C Shares among all Series C Shareholders so long as such Series C Shareholder, together with its Affiliates, holds Series C Shares representing, on an as-converted basis, five percent (5%) or more of the Shares of the Company.

“Major Shareholders”	means the Major Series A Shareholder and Major Series C Shareholder.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“Memorandum”	means the fourth amended and restated memorandum of association of the Company, as originally framed or as amended from time to time.

“month”	means calendar month.

“Ordinary Shares”	means the Company’s ordinary shares, par value US$0.125 per share (or such other nominal amount as shall result from a sub-division, reduction, consolidation, reclassification or reconstruction of the share capital of the Company).

“Ordinary Shareholders”	means holders of Ordinary Shares or Conversion Shares (other than the Series A Shareholders and the Series C Shareholders).

“paid-up”	means paid-up and/or credited as paid-up.

“PRC Subsidiary”	means 7 Days Inn (Shenzhen) Co., Ltd, a wholly foreign owned enterprise organized under the laws of the People’s Republic of China (“PRC”).

“Preferred Shares”	means Series A Shares, Series B Shares and Series C Shares.

“Preferred Shareholder”	means any holder of Preferred Shares.

“Qualified Public Offering”	means the closing of a firm commitment underwritten public offering of Ordinary Shares, pursuant to which (a) such Ordinary Shares are listed on a reputable international stock exchange (including without limitation (x) stock exchanges in the United States, Hong Kong, Japan and Singapore, or (y) any other stock exchange or inter-dealer quotation system that is approved by the Board (including the Series A Director and the Series C Director, if applicable)), (b) at least twenty percent (20%) of the outstanding Equity Securities of the Company are listed on such exchange and (c) either (x) the market capitalization of the Company immediately after such offering, based on the final price per Ordinary Share for Ordinary Shares issued and sold in such offering, is at least US$580 million (or an equivalent amount in another currency) (the “Minimum Capitalization”); provided that the Board, including the Series A Director and the Series C Director, if applicable, may approve a lower Minimum Capitalization; or (y) the Series C Conversion Price in effect at the time of completion of such offering (including as a result of the adjustment set forth in Article 18(I)) is not higher than 75% of the final price per Ordinary Share for Ordinary Shares issued and sold in such offering and such offering is consummated on or before June 30, 2009.

“Qualified Sale”	has the meaning as defined in Article 12(H).

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Director”	means the director designated by the Series A Shareholders pursuant to Article 71.

“Series A Issue Price”	means US$0.64, as appropriately adjusted for any share splits, combinations or similar events affecting the Series A Shares.

“Series A Original Issue Date”	means the date on which the first Series A Share was issued.

“Series A Shares”	means Series A redeemable and convertible preferred shares of the Company, par value US$0.125 per share (or such other nominal amount as shall result from a sub-division, reduction, consolidation, reclassification or reconstruction of the share capital of the Company).

“Series A Shareholder”	means any holder of Series A Shares.

“Series B Issue Price”	means US$1.908, as appropriately adjusted for any share splits, combinations or similar events affecting the Series B Shares.

“Series B Original Issue Date”	means the date on which the first Series B Share was issued.

“Series B Shares”	means Series B redeemable and convertible preferred shares of the Company, par value US$0.125 per share (or such other nominal amount as shall result from a sub-division, reduction, consolidation, reclassification or reconstruction of the share capital of the Company).

“Series B Shareholder”	means any holder of Series B Shares.

“Series C Director”	means the director designated by the Series C Shareholders pursuant to Article 71.

“Series C Issue Price”	means US$3.018568, as appropriately adjusted for any share splits, combinations or similar events affecting the Series C Shares.

“Series C Original Issue Date”	means the date on which the first Series C Share was issued.

“Series C Shareholder”	means any holder of Series C Shares.

“Series C Shares”	means Series C redeemable and convertible preferred shares of the Company, par value US$0.125 per share (or such other nominal amount as shall result from a sub-division, reduction, consolidation, reclassification or reconstruction of the share capital of the Company).

“Share Option Plan”	means the 2007 Employee Share Incentive Plan of the Company.

“share”	includes a fraction of a share.

“Shareholders Agreement”	means the Amended and Restated Shareholders’ Agreement, dated October 1, 2008, by and among the Company, the PRC Subsidiary and the Members of the Company.

“Shares”	means the Ordinary Shares and Preferred Shares, and a reference to a number of Shares at a given time shall be a reference to (1) the number of outstanding Ordinary Shares at that time, and (2) the number of Ordinary Shares into which the outstanding Preferred Shares are convertible into at that time.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Law (2007 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”	means, with respect to any specified person, any corporation or other business entity in which such person, directly or indirectly, has Control.

“Warrant Agreement”	means Warrant Agreement, dated as of September 10, 2007 between the Company, DB Trustees (Hong Kong) Limited, as warrant agent, and the other parties thereto.

“Warrants”	means the warrants granted under the Warrant Agreement.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

Any phrase introduced by the terms “include”, “including”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

References to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time.

Headings are inserted for reference only and shall be ignored in construing these Articles.

COMMENCEMENT OF BUSINESS

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates shall be signed by one or more Directors or other person authorized by the Directors and may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the Seal and authorised signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.	Subject to the provisions in that behalf in the Memorandum and these Articles (including without limitation Article 8) and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper provided always that, notwithstanding any provision to the contrary contained in these Articles, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

8.	(A)	Preemptive Right.

Subject to the terms and conditions specified in this Article 8, the Company hereby grants to each Series A Shareholder and Series C Shareholder a preemptive right with respect to future issues by the Company of any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of the Company’s share capital (the “New Shares”), unless waived in writing by the Major Series A Shareholder and the Major Series C Shareholder. If the Company proposes to offer any New Shares, it shall first offer such New Shares to each Series A Shareholder and Series C Shareholder in accordance with the following provisions:

(a)	The Company shall deliver a notice to the Series A Shareholders and Series C Shareholders stating (1) its bona fide intention to offer New Shares, (2) the number of such New Shares to be offered, and (3) the price and terms upon which it proposes to offer such New Shares.

(b)	Within twenty (20) Business Days after receipt of the Company’s notice, each Series A Shareholder and Series C Shareholder may by written notification to the Company elect to subscribe for, at the price and on the terms specified in the Company’s notice, up to such portion of the New Shares that equals the proportion that (1) the number of Ordinary Shares (including Preferred Shares on an as-converted basis) then held by such Series A Shareholder or Series C Shareholder, as applicable, bears to (2) the total number of Ordinary Shares (including Preferred Shares on an as-converted basis) then held by all Series A Shareholders and Series C Shareholders.

(c)	If any Series A Shareholder or Series C Shareholder fails to exercise its preemptive right to purchase its full portion of the New Shares pursuant to clause (b) above (each, a “Non-Full Exercising Holder”), the Company shall, within five (5) Business Days after the expiration of the twenty (20) Business Day period described in clause (b) above, deliver written notice specifying the aggregate number of unpurchased New Shares that were eligible for purchase by all Non-Full Exercising Holders (the “Remaining Shares”) to each Series A Shareholder and Series C Shareholder that exercised its right to purchase its full portion of the New Shares pursuant to clause (b) above (each, a “Full-Exercising Holder”). Each Full-Exercising Holder shall have a right of overallotment, and may exercise an additional right to purchase some or all of the Remaining Shares by notifying the Company in writing within five (5) Business Days after receipt of the notice by the Company pursuant to the prior sentence; provided, however, that if the Full-Exercising Holders desire to purchase in aggregate more than the number of the Remaining Shares, then the Remaining Shares will be allocated to the extent necessary among the Full-Exercising Holders in accordance with their relative portion of the New Shares they may elect to subscribe for pursuant to clause (b) above.

(B)	Failure to Exercise.

If all New Shares that the Series A Shareholders and Series C Shareholders are entitled to subscribe pursuant to Article 8(A) are not elected to be subscribed for as provided in Article 8(A) hereof, the Company may, during the sixty (60) day period following the expiration of the period provided in Article 8(A) hereof, offer the remaining unsubscribed New Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree or offerees thereof than those specified in the notice given pursuant to Article 8(A). If the Company does not enter into an agreement for the subscription of the New Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first re-offered to the Series A Shareholders and Series C Shareholders in accordance herewith.

(C)	New Shares.

For purposes of this Article 8, “New Shares” shall not include, and therefore the preemptive right shall not be applicable to the issuance of, any securities excluded from the definition of Additional Ordinary Shares (as defined below).

(D)	Exemptions. Notwithstanding the foregoing, the Company shall not be required to offer or sell such New Shares to any offeree or purchaser pursuant to this Article who would cause the Company or such transaction to be in violation of applicable securities laws by virtue of such offer or sale or who is not an “accredited investor” within the meaning of Rule 501 of Regulation D of the United States Securities and Exchange Commission, as then in effect.

(E)	Termination.

The preemptive right for each Series A Shareholder and Series C Shareholder under this Article 8 shall terminate upon a Qualified Public Offering.

TRANSFER OF SHARES

9.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

10.	The Directors, solely subject to and in accordance with these Articles (in particular, Article 12), may decline to register any transfer of shares in violation of these Articles. If the Directors refuse to register a transfer they shall notify the transferee within one (1) months of such refusal.

11.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty-five (45) days in any year.

12.	(A)	Restrictions on Transfer by Ordinary Shareholders.

Subject to Article 12(K), within two (2) years after the Series C Original Issue Date, unless an Ordinary Shareholder has obtained the prior written consent of the Major Series A Shareholder and the Major Series C Shareholder, such Ordinary Shareholder shall not, directly or indirectly, sell, transfer, pledge, charge, mortgage or otherwise dispose of or permit the sale, transfer, pledge, charge, mortgage or other disposition of (each disposition referenced in this Article 12, whether voluntary or involuntary (including without limitation pursuant to a divorce, legal separation, bankruptcy or insolvency) unless such disposition is ordered or compelled by a court or an administrative authority of competent jurisdiction, or required by applicable laws, a “Transfer”, including transfer of economic interest by swap or similar transactions) any Equity Securities held by such Ordinary Shareholder. Any voluntary Transfer of Equity Securities by a Founder who is an individual holding any Ordinary Share to such Founder’s Immediate Family (as defined below) or to a trust for the exclusive benefit of such Founder or such Founder’s Immediate Family (such a Transfer, a “Permitted Transfer”) shall be exempt from the provision of this Article 12; provided, further, that each such transferee or other recipient becomes bound by the same restrictions as are applicable to such Founder with respect to such transferred Ordinary Shares. As used herein, the term “Immediate Family” will mean Founder’s spouse, and the lineal descendant or antecedent, of such Founder or such Founder’s spouse. Each Ordinary Shareholder (if applicable) shall also procure that restrictions set forth in this Article 12 shall not be avoided by the direct or indirect Transfer of any shares (or other interest) in such Ordinary Shareholder or of any other entity having control over such Ordinary Shareholder. Notwithstanding the foregoing, (i) any Transfer of Equity Securities made pursuant to Article 12(C)(c) or 12(E) shall not be subject to this Article 12(A) and (ii) any Transfer of Series B Shares by He Boquan or Prototal shall be exempt from the provision of this Article 12(A) (but, for the avoidance of doubt, not the other provisions of this Article 12) after the first anniversary of the Series C Original Issue Date, provided that the transferee shall become bound by the same restrictions as are applicable to the transferor.

(B)	Restrictions on Transfer by Series A Shareholders and Series C Shareholders.

Subject to Article 12(K), within one (1) year after the Series C Original Issue Date, without the prior written consent of Ordinary Shareholders holding at least a majority of the Ordinary Shares then in issue, no Series A Shareholder or Series C Shareholder shall Transfer any Equity Securities held by it, other than pursuant to a Qualified Public Offering or a Qualified Sale. Any Transfer by a Series A Shareholder or a Series C Shareholder of such Equity Securities to any of its Affiliates or to the investors and participants in a investment fund Affiliate at the dissolution of such fund shall be exempt from the provision of this Article 12; provided, that such Affiliate shall become bound by the same restrictions as are applicable to the transferor with respect to such transferred Equity Securities. Each Series A Shareholder and Series C Shareholder shall also procure that restrictions set forth in this Article 12 shall not be avoided by the direct or indirect Transfer of any shares (or other interest) in such Series A Shareholder or Series C Shareholder, as applicable, or of any other entity having control over such Series A Shareholder or Series C Shareholder, as applicable.

(C)	Right of First Refusal and Right of Co-sale.

(a)

Transfer Notice. Subject to the limitations imposed on Ordinary Shareholders as provided in Article 12(A), if at any time (i) any Ordinary Shareholder (a “Selling Shareholder”) proposes to Transfer such Ordinary Shareholder’s Equity Securities, in whole or in part, to one or more third parties (other than a Permitted Transfer) or (ii) any Equity Securities held by the Selling Shareholder are Transferred involuntarily pursuant to divorce, legal separation, bankruptcy or other proceedings, death or any other involuntary Transfer, then such Selling Shareholder (or his or her executor or trustee) shall give each other Member a written notice of the intention to make such Transfer (the “Transfer Notice”). Such Transfer Notice shall include (1) a description of the Equity Securities to be Transferred (the “Offered Shares”), (2) the identity of the prospective transferee(s), and (3) the consideration and the material terms and conditions upon which the proposed Transfer is to be made.

The Transfer Notice shall certify that such Selling Shareholder has received a firm offer from the prospective transferee(s) respectively and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)	Right of First Refusal.

1.	Each Series A Shareholder and Series C Shareholder shall have the right of first refusal, exercisable upon giving written notice to the Selling Shareholder (the “Purchase Notice”) within thirty (30) days after its receipt of the Transfer Notice, to purchase all or some of its pro rata share (as set forth in clause (ii) below) of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice, subject to Article 12(C)(b)(2). The Purchase Notice shall state whether the Series A Shareholder or Series C Shareholder, as applicable, desires to purchase some or all of its pro rata share of the Offered Shares and the number of securities to be purchased.

2.	Each Series A Shareholder’s and Series C Shareholder’s pro rata share of the Offered Shares shall be equal to a fraction, the numerator of which is the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by such Series A Shareholder or Series C Shareholder, as applicable, and the denominator of which is the total number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by all Series A Shareholders and Series C Shareholders calculated immediately prior to the time of the purchase hereunder from the Selling Shareholder.

3.

If any Series A Shareholder or Series C Shareholder fails to exercise the right of first refusal to purchase its pro rata share of the Offered Shares in full pursuant to clause 1 above (each, a “Non-Full Purchasing Holder”), the Selling Shareholder shall, within five (5) Business Days after the expiration of the thirty (30) day period described in clause 1 above, deliver written notice specifying the aggregate number of unpurchased Offered Shares that were eligible for purchase by all Non-Full Purchasing Holders (the “Remaining Offered Shares”) to each Series A Shareholder and Series C Shareholder that exercised the right to purchase its pro rata portion of the Offered Shares in full pursuant to clause (i) above (each, a “Full Purchasing Holder”). Each Full Purchasing Holder may exercise an additional right to purchase some or all of the Remaining Offered Shares by notifying the Selling Shareholder in writing within five (5) Business Days after receipt of the notice from the Selling Shareholder pursuant to the prior sentence; provided, however, that if the Full Purchasing Holders desire to purchase in aggregate more than the number of the Remaining Shares, then the Remaining Shares will be allocated to the extent necessary among the Full Purchasing Holders in accordance with their relative pro rata portion of the Offered Shares they may elect to purchase as set forth in clause 2 above.

4.	In the event that the Transfer in question is an involuntary Transfer (including a Transfer incident to divorce, legal separation or bankruptcy but excluding any Transfer which is ordered or compelled by a court or an administrative authority of competent jurisdiction, or required by applicable laws), the price per share shall be the greater of (i) the original purchase price or conversion price paid by the Selling Shareholder for such Offered Shares (appropriately adjusted for share splits, share dividends, combinations and the like) and (ii) the fair market value of such Offered Shares, which shall be a price set by the Board, including the Series A Director and Series C Director, if applicable, that will reflect the current value of the Offered Shares in terms of present earnings and future prospects of the Company, determined within thirty (30) days after receipt by Series A Shareholders and Series C Shareholders of the Transfer Notice. In the event that the Selling Shareholder or his or her executor or trustee disagrees with such valuation as determined by the Board, including the Series A Director and Series C Director, if applicable, the Selling Shareholder or his or her executor or trustee shall be entitled to have the valuation determined by an independent appraiser of recognized standing to be mutually agreed upon by the Purchasing Holders and the Selling Shareholder or his or her executor, the fees of which appraiser shall be borne equally by the Purchasing Holders and the Selling Shareholder or his or her estate.

5.	In the event the consideration for the Offered Shares specified in a Transfer Notice is payable in property other than cash and the Selling Shareholder and the Series A Shareholders and Series C Shareholders who wish to purchase the Offered Shares (acting together) cannot agree on the cash value of such property within ten (10) days after such Series A Shareholders’ and Series C Shareholders’ receipt of the Transfer Notice, the value of such property shall be determined by an appraiser of recognized standing selected jointly by the Selling Shareholder, on the one hand, and a majority-in-interest of such Series A Shareholders and Series C Shareholders (voting together on an as-converted basis), on the other hand. If they cannot agree on an appraiser within twenty (20) days after receipt of the Transfer Notice by such Series A Shareholders and Series C Shareholders, within a further five (5) day period, the Selling Shareholder, on the one hand, and a majority-in-interest of such Series A Shareholders and Series C Shareholders (voting together on an as-converted basis), on the other hand, shall each select an appraiser of recognized standing and the two (2) appraisers shall designate a third appraiser of recognized standing to determine the value of such property. The value of such property shall be determined by the appraiser selected pursuant to this Article 12(C)(b)(5) within one (1) month from its appointment, and such determination shall be final and binding on the Selling Shareholder and such Series A Shareholders and Series C Shareholders. The cost of such appraisal shall be shared equally by the Selling Shareholder, on the one hand, and such Series A Shareholders and Series C Shareholders, on the other hand (each Series A Shareholder and Series C Shareholder shall pay its pro rata portion of such costs based on the number of Offered Shares acquired by such Series A Shareholder or Series C Shareholder, as applicable). If the thirty (30) day period as specified in Article 12(C)(b)(1) has expired but for the determination of the value of the consideration for the Offered Shares offered by the Selling Shareholder, then such thirty (30) day period shall be extended to the fifteenth (15) Business Day after such valuation shall have been determined to be final and binding pursuant to this Article 12(C)(b)(5).

(c)	Right of Co-Sale.

1.	Following the expiration of the right of first refusal and purchase rights described in Article 12(C)(b), if the Series A Shareholders and the Series C Shareholders do not exercise their right of first refusal to purchase in aggregate all, but not less than all, of the Offered Shares, the Selling Shareholder shall, within five (5) Business Days after the expiration of the five (5) Business Day period described in the second sentence in Article 12(C)(b)3, deliver a written notice to each other Member. Each other Member shall have the right to participate in the sale of any Offered Shares on the same terms and conditions as specified in the Transfer Notice, exercisable upon giving written notice to the Selling Shareholder within five (5) Business Days after receipt of such written notice from the Selling Shareholder; provided, however, that no Member shall be entitled under this Article 12(C)(c) to participate in Transfers of Equity Securities by a Selling Shareholder incident to divorce, legal separation, bankruptcy or other proceedings, or death or in any other involuntary Transfers of Equity Securities by a Selling Shareholder. A Shareholder exercising such right of co-sale in accordance with this Article 12(C)(c) is referred to herein as a “Co-Sale Participant”.

2.

Each Co-Sale Participant may sell all or any part of that number of Ordinary Shares or Preferred Shares that may convert into such number of Ordinary Shares equal to the product obtained by multiplying (A) the number of the Offered Shares if the Offered Shares are Ordinary Shares or the number of Ordinary Shares issuable upon conversion of the Offered Shares if the Offered Shares are not Ordinary Shares, by (B) a fraction, the numerator of which shall be the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by such Co-Sale Participant and the denominator of which shall be the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by all Co-Sale Participants and the Selling Shareholder, calculated immediately prior to the time of the Transfer. To the extent one or more Co-Sale Participants participate in the sale of Offered Shares, the number of Offered Shares that the Selling Shareholder may sell shall be correspondingly reduced. It is agreed and acknowledged that the Offered Shares to be sold by the Selling Shareholder and the Co-Sale Participants shall be proportionately reduced to the extent that the holders of Warrants exercise their tag-along right pursuant to the Warrant Agreement and the purchaser does not gross up the aggregate number of shares so as to separately purchase such additional shares from the holders of Warrants.

(d)	Transferred Shares.

Each Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Selling Shareholder for Transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

1.	the number of Ordinary Shares which such Co-Sale Participant elects to sell; or

2.	that number of Preferred Shares which such Co-Sale Participant elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Co-Sale Participant intending to sell Preferred Shares shall first convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in this Article 12(C)(d). The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent upon such Transfer.

(e)	Payment.

The share certificate or certificates that the Co-Sale Participant delivers to such Selling Shareholder pursuant to Article 12(C)(d) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares to the terms and conditions specified in the Transfer Notice, and such Selling Shareholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale

Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Selling Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, such Selling Shareholder shall purchase such shares or other securities from such Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

(D)	Non-Exercise of Rights.

Notwithstanding anything to the contrary in Article 12(C)(b), if the Members have not exercised their rights under Article 12(C)(b) to purchase all, but not less than all, of the Offered Shares, then such Shareholders shall be deemed to have forfeited any right to purchase the Offered Shares and the Selling Shareholder shall have a period of sixty (60) days from the expiration of such rights in which to sell all of the Offered Shares, at the terms and conditions (including the purchase price) specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall be bound by and comply with these Articles, including without limitation all provisions of this Article 12, as if such transferee(s) were a Selling Shareholder hereunder, as well as the terms of the agreement pursuant to which such Offered Shares were issued. In the event a Selling Shareholder does not consummate the sale or disposition of the Offered Shares within the sixty (60) day period from the expiration of these rights, each Member’s rights under Article 12(C) shall continue to be applicable to any subsequent disposition by any Selling Shareholder. Furthermore, the exercise or non-exercise by a Series A Shareholder or Series C Shareholder to purchase Offered Shares by such Selling Shareholder shall not adversely affect such Series A Shareholder’s or Series C Shareholders’, as applicable, right to make subsequent purchases from any Selling Shareholder. Any proposed Transfer on terms and conditions different than those described in the Transfer Notice, as well as any subsequent proposed Transfer of any of the Offered Shares by a Selling Shareholder shall again be subject to the right of first refusal and co-sale right of the Members and shall require compliance by the relevant Selling Shareholder with the procedures described in this Article 12.

(E)	Right of Co-Sale of Other Members.

(a)	Series A/C Transfer Notice.

Subject to limitations imposed on Series A Shareholders and Series C Shareholders as provided in Article 12(B) and other than a Transfer by a Series A Shareholder or Series C Shareholder pursuant to Article 12(C)(c), if at any time any Series A Shareholder or Series C Shareholder (a “Series A/C Selling Shareholder”) proposes to Transfer his or her Equity Securities, in whole or in part, to one or more third parties (other than its Affiliates), then such Series A/C Selling Shareholder shall give each other Member a written notice of the intention to make such Transfer (the “Series A/C Transfer Notice”). Such Series A/C Transfer Notice shall include (1) a description of the Equity Securities to be Transferred (the “Series A/C Offered Shares”), (2) the identity of the prospective transferee(s), and (3) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Series A/C Transfer Notice shall certify that such Series A/C Selling Shareholder has received a firm offer from the prospective transferee(s) respectively and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Series A/C Transfer Notice. The Series A/C Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)	Right of Co-Sale of Other Members.

1.	Each other Member shall have the right of co-sale, exercisable upon giving written notice to the Series A/C Selling Shareholder (the “Series A/C Co-Sale Notice”) within thirty (30) days after its receipt of the Series A/C Transfer Notice. The Series A/C Co-Sale Notice shall state whether the Member wishes to sell a portion of the securities held by such Member pursuant to this Article 12(E)(b) (such other Member, a “Series A/C Co-Sale Participant”) and the number of securities to be sold (subject to Article 12(E)(b)3).

2.	Each Series A/C Co-Sale Participant shall have the right to participate in the sale of any Series A/C Offered Shares on the same terms and conditions as specified in the Series A/C Transfer Notice; provided, however, that no such other Members shall be entitled under this Article 12(E)(b) to participate in Transfers of Equity Securities by a Series A/C Selling Shareholder incident to divorce, legal separation, bankruptcy or other proceedings, or death or in any other involuntary Transfers of Equity Securities by a Series A/C Selling Shareholder.

3.	Each Series A/C Co-Sale Participant may sell all or any part of that number of Ordinary Shares or Preferred Shares that may convert into such number of Ordinary Shares equal to the product obtained by multiplying (A) the number of Ordinary Shares issuable upon conversion of the Series A/C Offered Shares by (B) a fraction, the numerator of which shall be the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by such Series A/C Co-Sale Participant and the denominator of which shall be the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by all Series A/C Co-Sale Participants and the Series A/C Selling Shareholder, calculated immediately prior to the time of the Transfer. Notwithstanding the foregoing sentence, to the extent one or more Series A/C Co-Sale Participants participate in the sale of Series A/C Offered Shares, the number of Series A/C Offered Shares that the Series A/C Selling Shareholder may sell shall be correspondingly reduced; provided that in any case the number of Series A/C Offered Shares that the Series A/C Selling Shareholder may sell shall not be less than 50% of the number of Series A/C Offered Shares initially proposed to be Transferred by the Series A/C Selling Shareholder in the Series A/C Transfer Notice and the number of Ordinary Shares or Preferred Shares that may convert into Ordinary Shares that may be sold by the Series A/C Co-Sale Participants shall be correspondingly reduced. It is agreed and acknowledged that the Series A/C Offered Shares to be sold by the Series A/C Selling Shareholder and the Series A/C Co-Sale Participants shall be proportionately reduced to the extent that the holders of Warrants exercise their tag-along right pursuant to Section 12 of the Warrant Agreement and the purchaser does not gross up the aggregate number of shares so as to separately purchase such additional shares from the holders of Warrants.

(c)	Transferred Shares.

Each Series A/C Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Series A/C Selling Shareholder for Transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the series and number of Ordinary Shares or Preferred Shares which such Series A/C Co-Sale Participant elects to sell.

(d)	Payment.

The shares that the Series A/C Co-Sale Participant delivers to such Series A/C Selling Shareholder pursuant to Article 12(E)(c) shall be transferred to the prospective purchaser in consummation of the sale of the Series A/C Offered Shares to the terms and conditions specified in the Series A/C Transfer Notice, and such Series A/C Selling Shareholder shall concurrently therewith remit to such Series A/C Co-Sale Participant that portion of the sale proceeds to which such Series A/C Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Series A/C Co-Sale Participant exercising its rights of co-sale hereunder, such Series A/C Selling Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, such Series A/C Selling Shareholder shall purchase such shares or other securities from such Series A/C Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed Transfer described in the Series A/C Transfer Notice.

(F)	Limitations.

The provisions of Articles 12(A), 12(B), 12(C), 12(E), 12(G) and 12(L) shall not apply to:

(a)	Any repurchase of Equity Securities by the Company pursuant to the terms of options, warrants or other rights issued under the Share Option Plan;

(b)	Any Transfer or Transfers made pursuant to Articles 12(H) and (I); and

(c)	Any Transfer or Transfers made pursuant to the Security Documents (as defined in the Indenture).

(G)	Prohibited Transfers.

(a)	In the event a Selling Shareholder should sell any Offered Shares in contravention of the purchase or co-sale rights of a Series A Shareholder or Series C Shareholder under Article 12(C) or a Series A/C Selling Shareholder should sell any Series A/C Offered Shares in contravention of the co-sale rights of other Members under Article 12(E), as the case may be (each, a “Prohibited Transfer”), (1) the Company agrees that it shall not update the Company’s register of Members to reflect such Prohibited Transfer and (2) the applicable Members having the co-sale rights under Article 12(C) or 12(E), as applicable, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below and the Selling Shareholder or Series A/C Selling Shareholder, as applicable, shall be bound by the applicable provisions of such option.

(b)	In the event of a Prohibited Transfer, each applicable Member shall have the right to sell to the Selling Shareholder or Series A/C Selling Shareholder, as applicable, the type and number of Ordinary Shares or Preferred Shares equal to the number of shares the Selling Shareholder or Series A/C Selling Shareholder, as applicable, would have been entitled to Transfer to the third-party transferee(s) under Article 12(C) or 12(E), as applicable, had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

1.

The price per share at which the shares are to be sold to such Selling Shareholder or Series A/C Selling Shareholder, as applicable, shall be equal to the price per share paid by the third-party transferee(s) to such Selling Shareholder or Series A/C Selling Shareholder, as applicable, in the Prohibited Transfer. The Selling Shareholder or Series A/C Selling Shareholder, as applicable, shall also reimburse each applicable Member for any and all fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Member’s rights under this Article 12.

2.	Within ninety (90) days after the later of the dates on which such Member (i) received notice of the Prohibited Transfer or (ii) otherwise became aware of the Prohibited Transfer, such Member shall, if exercising the option created hereby, deliver to such Selling Shareholder or Series A/C Selling Shareholder, as applicable, the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

3.	The Selling Shareholder or Series A/C Selling Shareholder, as applicable, shall, upon receipt of the certificate or certificates for the shares to be sold by such Member, pursuant to this Article 12(G), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Article 12(G)(b)(1), in cash or by other means acceptable to such Member.

(c)	Notwithstanding the foregoing, any attempt by a Selling Shareholder or Series A/C Selling Shareholder to Transfer Offered Shares or Series A/C Offered Shares in violation of this Article 12 hereof shall be void and the Company agrees it will not effect such a Transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of Ordinary Shareholders holding a majority of the Ordinary Shares then in issue, the Major Series A Shareholder and the Major Series C Shareholder.

(H)	Drag-Along Rights for Qualified Sale.

(a)

If at any time (1) Series A Shareholders holding at least a majority of the then outstanding Series A Shares; (2) Series C Shareholders holding at least a majority of the then outstanding Series C Shares; or (3) Founders holding more than twenty percent (20%) of voting securities of the Company (on a fully-diluted basis) (such holders in (1), (2) or (3) above, the “Dragging Holders” for purpose of this Article 12(H)) approve an offer to directly or indirectly purchase all of the equity interest in or all or substantially all of the assets of all of the Group Companies, or the business conducted by them, from an unaffiliated third party for a consideration of at least the Threshold Valuation (as defined below) in effect from time to time (a “Qualified Sale”), then all other Members (the “Dragged Holders” for purpose of this Article 12(H)) will agree to, and will vote in favor of, such Qualified Sale and shall Transfer their shares or ownership interest in the Group Company or Group Companies involved in such Qualified Sale as required to effect the Qualified Sale. The Dragged Holders shall also use reasonable efforts to procure all other shareholders of the relevant Group Companies to vote in favor of such Qualified Sale and to Transfer their shares or ownership interest in the Group Company or Group Companies involved in such Qualified Sale as required to effect the Qualified Sale. Notwithstanding any provision to the contrary, the share transfer restrictions as provided in Articles 12(A), 12(B), 12(C), 12(E), 12(I) and 12(L) shall not apply to any Transfers made pursuant to this Article 12(H). For the purpose of these Articles, the “Threshold Valuation” means all of the then outstanding Equity Securities of the Company in the aggregate are valued at, on the date of completion of such sale of equity or assets, more than, (i) if such completion takes place within the first two (2) years after the Series C Original Issue Date, US$530 million (or an equivalent amount in another currency) and (ii) if such completion takes place after the second anniversary of the Series C Original Issue Date, US$680 million (or an equivalent amount in another currency); provided that if after the Series C Original Issue Date, the Company shall allot and issue any Equity Securities, the Threshold Valuation shall be increased by the amount of proceeds received or receivable by the Company from such allotment and issuance. In the event of two or more competing offers approved by different Dragging Holders that each constitutes a Qualified Sale, the offer with the highest value shall be the Qualified Sale and those who first approved such offer shall be the Dragging Holders and the others Members the Dragged Shareholders for purpose of this Article 12(H); provided that such offer contains substantially the same or more favorable (to the Company and the Members) non-pricing terms and conditions as compared to the other competing offers.

(b)	Any such sale or disposition by the Dragged Holders shall be on the same terms and conditions, including, without limitation, as to the form of consideration, as the proposed Qualified Sale by the Dragging Holders. The Dragged Holders shall be required to make customary and usual representations and warranties in connection with the Qualified Sale, which shall be subject to customary time period and limited to a portion of the proceeds received by each Dragged Holder in the Qualified Sale, indemnify and hold harmless the third party purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities including, without limitation, any court costs, costs of preparation, reasonable attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of the Dragged Holders as the case may be, under the terms of the agreements relating to such Qualified Sale.

(c)	Prior to making any Qualified Sale in which the Dragging Holders wish to exercise their rights under this Article 12(H), the Dragging Holders shall provide the Company and the Dragged Holders with written notice (the “Qualified Sale Notice”) not less than thirty (30) Business Days prior to the proposed date of completion of the Qualified Sale (the “Qualified Sale Date”). The Qualified Sale Notice shall set forth: (1) the name and address of the third party purchasers; (2) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by each of the third party purchasers; (3) the Qualified Sale Date; (4) the number of shares held of record by the Dragging Holders on the date of the Qualified Sale Notice which form the subject to be Transferred, sold or otherwise disposed of by the Dragging Holders; (5) the number of shares of the Dragged Holders to be included in the Qualified Sale ; and (6) a representation that all of the material agreements and arrangements (which shall include all written agreements) in relation to the Qualified Sale and the relationship between any of the Dragging Holders and the proposed purchasers or their respective Affiliates or Immediate Family have been fully disclosed to the Company and the Dragged Holders and the Dragging Holders and their Affiliates and Immediate Family do not have any other material interest in the Qualified Sale other than as disclosed to the Company and the Dragged Holders.

(d)	On the Qualified Sale Date, the Dragged Holders shall each deliver or cause to be delivered a certificate or certificates evidencing its shares to be included in the Qualified Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Qualified Sale Notice.

(e)	If the Dragged Holders receive the purchase price for their shares or such purchase price is made available to them as part of a Qualified Sale upon completion of the closing of the Qualified Sale, they shall for all purposes be deemed no longer to be a shareholder of the relevant Group Company (with the record books of the Group Company including, as appropriate, its register of Members updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a shareholder of the Group Company and, in the event of liquidation of the Group Company, their rights with respect to any consideration they would have received if they had complied with this Article 12(H), if any, shall be subordinate to the rights of any equity holder. In addition, upon demand by the Dragging Holders and in addition to any other rights or remedies of the Dragging Holders granted herein or otherwise, the relevant Group Company shall stop any subsequent Transfer of any such shares held by the Dragged Holders.

(f)	The proceeds of a Qualified Sale, including those paid for the purchase of Equity Securities, shall be distributed among the Members strictly according to the liquidation preference as provided in Article 127. The Company and each of the Members shall require that the total proceeds from the Qualified Sale to the Members be distributed in accordance therewith and shall take all other actions necessary to effect such distribution.

(I)	Drag-Along Rights for Unqualified Sale.

(a)

Subject to the provisions of this Article 12(I), if a Qualified Public Offering has not been consummated prior to the fifth anniversary of the Series C Original Issue Date, and if Series A Shareholders holding at least a majority of the then outstanding Series A Shares or Series C Shareholders holding at least a majority of the then outstanding Series C Shares (such Series A Shareholders or Series C Shareholders, the “Dragging Holders” for

purpose of this Article 12(I)) approve an offer to directly or indirectly purchase all of the equity interest in or all or substantially all of the assets of all of the Group Companies, or the business conducted by them, from an unaffiliated third party (such sale, an “Unqualified Sale”), then all other Members (the “Dragged Holders” for purpose of this Article 12(I)) will agree to, and will vote in favor of, such Unqualified Sale and shall Transfer their shares or ownership interest in the Group Company or Group Companies involved in such Unqualified Sale as required to effect the Unqualified Sale. The Dragged Holders shall also use reasonable efforts to procure all other shareholders of the relevant Group Companies to vote in favor of such Unqualified Sale and to Transfer their shares or ownership interest in the Group Company or Group Companies involved in such Unqualified Sale as required to effect the Unqualified Sale. Notwithstanding any provision to the contrary, the share transfer restrictions as provided in Articles 12(A), 12(B), 12(C), 12(E), 12(H) and 12(L) shall not apply to any Transfers made pursuant to this Article 12(I).In the event of two or more competing offers approved by different Dragging Holders that each constitutes an Unqualified Sale, the offer with the highest value shall be the Unqualified Sale and those who first approved such offer shall be the Dragging Holders and the others Shareholders the Dragged Shareholders for purpose of this Article 12(I); provided that such offer contains substantially the same or more favorable (to the Company and the Members) non-pricing terms and conditions as compared to the other competing offers.

(b)	Any such sale or disposition by the Dragged Holders shall be on the same terms and conditions, including, without limitation, as to the form of consideration, as the proposed Unqualified Sale by the Dragging Holders. The Dragged Holders shall be required to make customary and usual representations and warranties in connection with the Unqualified Sale, which shall be subject to customary time period and limited to a portion of the proceeds received by each Dragged Holder in the Unqualified Sale, indemnify and hold harmless the Dragging Holders and the third party purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities, including, without limitation, any court costs, costs of preparation, reasonable attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach of any representation or warranty made by, or agreements, understandings or covenants of the Dragged Holders as the case may be, under the terms of the agreements relating to such Unqualified Sale.

(c)	Prior to making any Unqualified Sale in which the Dragging Holders wish to exercise their rights under this Article 12(I), the Dragging Holders shall provide the Company and the Dragged Holders with written notice (the “Unqualified Sale Notice”) not less than sixty (60) calendar days prior to the proposed date of completion of the Unqualified Sale (the “Unqualified Sale Date”). The Unqualified Sale Notice shall set forth: (1) the name and address of the third party purchasers; (2) the proposed amount and form of consideration to be paid, and the terms and conditions of payment offered by each of the third party purchasers; (3) the Unqualified Sale Date; (4) the number of shares held of record by the Dragging Holders on the date of the Unqualified Sale Notice which form the subject to be Transferred, sold or otherwise disposed of by the Dragging Holders (the “Unqualified Sale Dragging Holders Shares”); (5) the number of shares of the Dragged Holders to be included in the Unqualified Sale; and (6) a representation that all of the material agreements and arrangements (which shall include all written agreements) in relation to the Unqualified Sale and the relationship between any of the Dragging Holders and the proposed purchasers or their respective Affiliates or Immediate Family have been fully disclosed to the Company and the Dragged Holders and the Dragging Holders and their Affiliates and Immediate Family do not have any other material interest in the Unqualified Sale other than as disclosed to the Company and the Dragged Holders.

(d)	On the Unqualified Sale Date, the Dragged Holders shall each deliver or cause to be delivered a certificate or certificates evidencing its shares to be included in the Unqualified Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Unqualified Sale Notice.

(e)

If the Dragged Holders receive the purchase price for their shares or such purchase price is made available to them as part of a Unqualified Sale upon completion of the closing of the Unqualified Sale, they shall for all purposes be deemed no longer to be a shareholder of the relevant Group Company (with the record books of the Group Company including, as appropriate, its register of Members updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a shareholder of the Group Company and, in the event of liquidation of the Group Company, their rights with respect to any consideration they would have received if they had complied with this Article 12(I), if any, shall be subordinate to the rights of any equity holder. In addition, upon demand by the Dragging Holders and in addition to any other rights or remedies of the Dragging Holders granted herein or otherwise, the relevant Group Company shall stop any subsequent Transfer of any such shares held by the Dragged Holders.

(f)	The proceeds of an Unqualified Sale, including those paid for the purchase of Equity Securities, shall be distributed among the Members strictly according to the liquidation preference as provided in Article 127. The Company and each of the Members shall instruct the purchasers in the Unqualified Sale to pay and distribute the total proceeds from the Unqualified Sale to the Members in accordance therewith and shall take all other actions necessary to effect such distribution.

(J)	Right of First Refusal In Qualified Sale or Unqualified Sale. Notwithstanding any other provision herein to the contrary, in the event the applicable Dragging Holders exercise the drag-along rights provided in Article 12(H) or 12(I), the applicable Dragged Holders, individually or collectively, shall have a right of first refusal to purchase all of the Equity Securities held by such Dragging Holders by delivering written notice within thirty (30) Business Days following receipt of a Sale Notice or an Unqualified Sale Notice, as applicable, that they will purchase all, but not less than all, of the Equity Securities held by the Dragging Holders, at the same price as each Dragging Holder would have received for the sale of its Equity Securities in the Qualified Sale or the Unqualified Sale, as applicable, and the Dragging Holders shall sell such Equity Securities to such Dragged Holders, provided that the Dragging Holders in such sale will make no representations and warranties except those in relation to their ownership interests in their Equity Securities. Payment shall be made to each Dragging Holder via cashier’s check or wire transfer within twenty-five (25) calendar days of the Dragged Holder’s notification to the Dragging Holders of their agreement to purchase all of their Equity Securities. In the event the Dragged Holders delivers written notice to the Dragging Holders to purchase all of their Equity Securities, but fails to deliver the payment or complete the purchase within said twenty-five (25) calendar days, such Dragged Holders shall be liable to Dragging Holders for all damages relating to or arising from such failure.

(K)	Termination of Certain Provisions.

Notwithstanding any other provision herein to the contrary, upon the earlier of (a) the date on which both a majority of Series A Shares and a majority of Series C Shares that are outstanding as of the Series C Original Issue Date are converted into Ordinary Shares; (b) the closing of a Qualified Public Offering; and (c) the closing of a Qualified Sale, Articles 12(A) and 12(B) shall cease to have any effect. Notwithstanding any other provision herein to the contrary, upon such time that the Collateral Agent (as defined in the Share Mortgages) shall enforce the Share Mortgages and transfer all of the Charged Property (as defined in the Share Mortgages) to a third party, Articles 12(A), 12(B), 12(C)(b), 12(H), 12(I), 12(L) and 71 shall cease to have any effect.

(L)	No Transfer to Competitors.

At all times before the closing of a Qualified Public Offering, none of the Members shall Transfer any Equity Securities held by them to a bona fide third party that directly or indirectly controls, operates or owns an interest of more than 10% in a budget hotel chain of more than 50 budget hotels in the PRC competing with the hotel chain of the Group Companies in the PRC. Notwithstanding the foregoing, (A) any Transfer or sale under Articles 12(H) or 12(I) shall not be subject to this Article 12(L) and (B) if a Member proposes to Transfer any Equity Securities to a third party, such Transfer shall not be subject to this Article 12(L) if the Shareholders Agreement and these Articles are amended in connection with the Transfer so that the holder of such Equity Securities shall no longer to entitled to any rights under Sections 1 (other than information rights under Sections 1.1(a)(i) and 1.1(a)(iii)), 4 (other than co-sale rights under Sections 4.3(c) and 4.5), 7, 8 and 10 of the Shareholders Agreement and under Articles 12 (other than co-sale rights under Articles 12(C)(c) and 12(E)), 19, 46 and 71.

(M)	Termination of Article 12.

Notwithstanding any other provision herein to the contrary, upon the closing of a Qualified Public Offering, this Article 12 shall cease to have any effect.

REDEEMABLE SHARES

13.	(a)	Subject to the provisions of the Statute, the Memorandum and these Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed in accordance with these Articles or on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

	(b)	Subject to the provisions of the Statute, the Memorandum and Article 19 and Article 128, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting, including affirmative vote of holders of a majority of the outstanding Series A Shares and holders of a majority of the outstanding Series C Shares and may make payment therefor in any manner authorised by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

14.	Subject to Article 19, if at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound-up and except where these Articles or the Statute impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class or series, be varied with the consent in writing of the holders of at least eighty-five percent (85%) of the issued shares of that class or series, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class or series.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares except that the necessary quorum shall be one or more persons holding or representing in person or by proxy at least one-third ( 1/3) of the issued shares of the class or series and that any holder of shares of the class or series present in person or by proxy may demand a poll.

15.	The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

16.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

CONVERSION OF PREFERRED SHARES

17.	The holders of Preferred Shares have conversion rights as follows:

(A)	Right to Convert Series A Shares.

Unless converted earlier pursuant to Article 17(B) below, each Series A Share shall be convertible, at the option of the Series A Shareholder thereof, at any time after the Series A Original Issue Date into such number of fully paid and nonassessable Ordinary Shares as determined by dividing the Series A Issue Price by the Series A Conversion Price (as defined below), determined as hereinafter provided, in effect at the time of the conversion. The price at which Ordinary Shares shall be issuable upon conversion of the Series A Shares (the “Series A Conversion Price”) shall initially be the Series A Issue Price per Ordinary Share. Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided.

(B)	Series A Shares Automatic Conversion.

Each Series A Share shall automatically be converted into Ordinary Shares at the then effective Series A Conversion Price upon the closing of a Qualified Public Offering. In the event of the automatic conversion of the Series A Shares upon the closing of a Qualified Public Offering as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series A Shares shall not be deemed to have converted such Series A Shares until immediately prior to the closing of such Qualified Public Offering.

(C)	Right to Convert Series B Shares.

Unless converted earlier pursuant to Article 17(D) below, each Series B Share shall be convertible, at the option of the Series B Shareholder thereof, at any time after the Series B Original Issue Date into such number of fully paid and nonassessable Ordinary Shares as determined by dividing the Series B Issue Price by the Series B Conversion Price (as defined below), determined as hereinafter provided, in effect at the time of the conversion. The price at which Ordinary Shares shall be issuable upon conversion of the Series B Shares (the “Series B Conversion Price”) shall initially be the Series B Issue Price per Ordinary Share. Such initial Series B Conversion Price shall be subject to adjustment as hereinafter provided.

(D)	Series B Shares Automatic Conversion.

Each Series B Share shall automatically be converted into Ordinary Shares at the then effective Series B Conversion Price upon the closing of a Qualified Public Offering. In the event of the automatic conversion of the Series B Shares upon the closing of a Qualified Public Offering as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series B Shares shall not be deemed to have converted such Series B Shares until immediately prior to the closing of such Qualified Public Offering.

(E)	Right to Convert Series C Shares.

Unless converted earlier pursuant to Article 17(F) below, each Series C Share shall be convertible, at the option of the Series C Shareholder thereof, at any time after the Series C Original Issue Date into such number of fully paid and nonassessable Ordinary Shares as determined by dividing the Series C Issue Price by the Series C Conversion Price (as defined below), determined as hereinafter provided, in effect at the time of the conversion. The price at which Ordinary Shares shall be issuable upon conversion of the Series C Shares (the “Series C Conversion Price”) shall initially be the Series C Issue Price per Ordinary Share. Such initial Series C Conversion Price shall be subject to adjustment as hereinafter provided.

(F)	Series C Shares Automatic Conversion.

Each Series C Share shall automatically be converted into Ordinary Shares at the then effective Series C Conversion Price upon the closing of a Qualified Public Offering or at the written election of holders of at least a majority of then outstanding Series C Shares. In the event of the automatic conversion of the Series C Shares upon the closing of a Qualified Public Offering as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series C Shares shall not be deemed to have converted such Series C Shares until immediately prior to the closing of such Qualified Public Offering.

(G)	Mechanics of Conversion.

No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price or Series B Conversion Price or Series C Conversion Price, as the case may be.

(a)	In the event of an optional conversion pursuant to Article 17(A), 17(C) or 17(E), as the case may be, before any Preferred Shareholder shall be entitled to convert the same into Ordinary Shares and to receive certificates therefor, such Preferred Shareholder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares to be converted and shall give written notice to the Company at such office that such Preferred Shareholder elects to convert the same. The Company shall promptly issue and deliver at such office to such Preferred Shareholder a certificate or certificates for the number of Ordinary Shares to which such Preferred Shareholder shall be entitled as aforesaid and a check denominated in U.S. dollars payable to the holder in the amount of any cash amounts payable (if any) as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date.

(b)	In the event of an automatic conversion pursuant to Article 17(B), 17(D) or 17(F), the Preferred Shareholders will be given at least twenty (20) days’ prior written notice of the date fixed (which date shall be the latest practicable date immediately prior to the closing of a Qualified Public Offering) and the place designated for automatic conversion of the Preferred Shares pursuant to Article 17(B), 17(D) or 17(F), as applicable. Such notice shall be sent by overnight courier, postage prepaid, to each record holder of Preferred Shares at such holder’s address appearing on the register of Members. On or before the date fixed for conversion, each Preferred Shareholder shall surrender his or its certificate or certificates for all such shares to the Company at the place designated in such notice, and shall promptly receive certificates for the number of Ordinary Shares to which such Preferred Shareholder is entitled pursuant to this Article 17 and a cheque denominated in U.S. dollars payable to the holder in the amount of any cash amounts payable as a result of a conversion into fractional Ordinary Shares. On the date fixed for conversion, the register of Members shall be updated to show that the converted Preferred Shares have been redeemed and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the rights of the holders thereof, upon surrender of the certificate or certificates therefor, to receive Ordinary Shares (which shall be recorded as issued to such holder in the register of Members) and certificates for the number of Ordinary Shares into which such Preferred Shares have been converted and payment of any accrued but unpaid dividends thereon. All certificates evidencing such Preferred Shares which are required to be surrendered for conversion in accordance with these Articles hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and such Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(c)	The Directors of the Company may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(H)	Reservation of Shares Issuable Upon Conversion.

The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to Preferred Shareholders, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

ADJUSTMENTS TO CONVERSION PRICE

18.	(A)	Special Definitions.

For purposes of this Article 18, the following definitions shall apply:

(a)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(b)	“Convertible Securities” shall mean any evidences of indebtedness, shares (other than the outstanding Preferred Shares or Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(c)	“Additional Ordinary Shares” (each an “Additional Ordinary Share”) shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 18(C), deemed to be issued) by the Company after the Series C Original Issue Date, other than:

1.	Conversion Shares and Ordinary Shares issued upon exercise of the Warrants;

2.	not more than 6,497,727 Ordinary Shares (as adjusted for any share dividends, combinations, splits, recapitalization and including any such shares which are repurchased) issuable or issued to the Employees pursuant to options, warrants or other rights issued under the Share Option Plan;

3.	shares issued as a dividend or distribution on the Preferred Shares, or in connection with any share split, share dividend, recapitalization or any event for which adjustment is made pursuant to Articles 18(F) and 18(G);

4.	Equity Securities issued to lenders, lessors, financial institutions or strategic partners in connection with debt financings, equipment leasing or real property leasing transaction, strategic partnership or similar transactions approved by the Board and the Major Series A Shareholder and the Major Series C Shareholder; and

5.	Ordinary Shares issued in a Qualified Public Offering.

(d)	“Conversion Price” means, with respect to the Series A Shares, the Series A Conversion Price, with respect to the Series B Shares, the Series B Conversion Price and with respect to the Series C Shares, the Series C Conversion Price.

(B)	No Adjustment of Conversion Price.

No adjustment in any Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the issue price per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of and immediately prior to such issue.

(C)	Deemed Issue of Additional Ordinary Shares.

In the event the Company, at any time or from time to time after the Series C Original Issue Date, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (b) of this Article 18(C) below) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 18(E) hereof) of such Additional Ordinary Shares would be less than the Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(a)	no further adjustment in the Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(b)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(c)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which have not been exercised, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

1.	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

2.	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(d)	no readjustment pursuant to clause (b) or (c) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date, or (2) the Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(e)	in the case of any Options which expire by their terms not more than thirty (30) days after the date of issuance thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (c) above.

(D)	Adjustment of Conversion Price Upon Issuance of Additional Ordinary Shares below the Conversion Price.

In the event that after the Series C Original Issue Date the Company shall issue Additional Ordinary Shares without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price shall (except as otherwise provided in this Article 18) be reduced, concurrently with such issue, in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” means the applicable Conversion Price in effect immediately after such issue of Additional Ordinary Shares;

(b) “CP1” means the applicable Conversion Price in effect immediately prior to such issue of Additional Ordinary Shares;

(c) “A” means the number of Shares outstanding immediately prior to such issue of Additional Ordinary Shares;

(d) “B” means the number of Ordinary Shares that would have been issued or deemed issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(e) “C” means the number of such Additional Ordinary Shares issued in such transaction.

(E)	Determination of Consideration. For purposes of this Article 18, the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(a)	Cash and Property. Except as provided in clause (b) below, such consideration shall:

1.	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

2.	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

3.	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both such Additional Ordinary Shares and such other shares or securities or other assets, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(b)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 18(C), relating to Options and Convertible Securities, shall be determined by dividing:

1.	the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

2.	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(F)	Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares.

In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, each be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, each such Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(G)	Adjustments for Other Distributions.

In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares then and in each such event provision shall be made so that the Preferred Shareholders shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 18 with respect to the rights of the Preferred Shareholders.

(H)	Adjustments for Reclassification, Exchange and Substitution.

If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the Preferred

Shareholders shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(I)	Optional Adjustment of Series C Conversion Price by the Company.

In the event the Company proposes to consummate a public offering of its Ordinary Shares at any time on or before June 30, 2009 (pursuant to which the market capitalization of the Company immediately after such offering, based on the proposed price per Ordinary Share in such offering, would be less than the Minimum Capitalization), and such offering would be a Qualified Public Offering except that the Series C Conversion Price in effect at the time is higher than 75% of the final price per Ordinary Share for Ordinary Shares offered in such proposed offering, the Company has the option, but not the obligation, to adjust the Series C Conversion Price downward to 75% of the final price per Ordinary Share for the Ordinary Shares issued and sold in such offering, which adjustment shall be conditioned upon the closing of such offering as a Qualified Public Offering and automatic conversion of all Preferred Shares pursuant to Articles 17(B), 17(D) and 17(F) and shall not cause the Series C Conversion Price to be below the par value of Series C Shares.

(J)	No Impairment.

The Company will not, by amendment of its Memorandum and these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Article 18 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Preferred Shareholders against impairment.

(K)	Certificate as to Adjustments.

Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 18, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Preferred Shareholder affected by such adjustment a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any affected Preferred Shareholder, furnish or cause to be furnished to such Preferred Shareholder a like certificate setting forth (a) such adjustments and readjustments, (b) the applicable Conversion Price, at the time in effect, and (c) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares.

(L)	Miscellaneous.

(a)	All calculations under this Article 18 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(b)	The holders of at least a majority of the outstanding Series A Shares, or the holders of at least a majority of the outstanding Series C Shares, shall have the right to challenge any determination by the Board of fair value pursuant to this Article 18, in which case such determination of fair value shall be made by an independent appraiser which shall be an international investment bank and selected jointly by the Board and such holders of a majority of the outstanding Series A Shares or holders of a majority of the outstanding Series C Shares, as applicable, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(c)	No adjustment in the Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in the Conversion Price.

PROTECTIVE PROVISIONS

19.	Acts of the Group Companies.

Notwithstanding any other provision herein to the contrary, and in addition to such other limitations as may be provided in the Memorandum and these Articles, before the closing of a Qualified Public Offering, the following acts of the Group Companies shall require the affirmative votes of at least the majority of the Board and the written approval of the Major Series A Shareholder and the Major Series C Shareholder (as long as there is a Major Series A Shareholder or a Major Series C Shareholder), provided that (A) if the approval by the majority of the Board includes the affirmative votes of the Series A Director (as long as there is a Series A Director on the Board) and the Series C Director (as long as there is a Series C Director on the Board), and (B) (i) neither the Series A Director nor the Series C Director requests the Board for a reporting period of up to three (3) Business Day after the approval by the Board, or (ii) if the Series A Director or the Series C Director requests the Board for such a reporting period and the Major Series A Shareholder or the Major Series C Shareholder, as applicable, does not provide a written notice of disapproval to the Company prior to the expiration of such reporting period, the Major Series A Shareholder and the Major Series C Shareholder shall be deemed to have given such required approval; provided further that if any of the following act is required or appropriate for the consummation of a Qualified Public Offering, such act shall only require the affirmative votes of a majority of the Board, including the affirmative votes of the Series A Director (as long as there is a Series A Director on the Board):

(a)	any variation or amendment of the Memorandum and these Articles or other constitutional documents of any Group Company;

(b)	any increase or decrease in the authorized share capital of any Group Company;

(c)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares;

(d)	the liquidation, dissolution, winding up, recapitalization, reorganization, or putting into bankruptcy of any Group Company;

(e)	any new issuance of any equity or debt securities of any Group Company, excluding any issuance excluded from the definition of Additional Ordinary Shares;

(f)	any action to authorize, create or issue shares of any class or series of any Group Company having preferences superior to or on a parity with the Preferred Shares;

(g)	any action to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Preferred Shares;

(h)	any repurchase or redemption of any Equity Securities of the Company other than pursuant to contractual rights to repurchase Ordinary Shares from the Employees upon termination of their employment or services;

(i)	the declaration or payment of a dividend or other distribution on Ordinary Shares or Preferred Shares;

(j)	any acquisition, merger, consolidation, or joint venture or any other form of business combination with one or more other person, company or entity;

(k)	any purchase of equity securities of, any securities convertible into equity securities of, or any debt securities of, any other person, company or entity;

(l)	the extension or guarantee by any Group Company of any debt or financial obligation in excess of US$250,000 (or an equivalent amount in another currency) individually or in the aggregate during any fiscal year;

(m)	the sale, lease, transfer or other disposition of any Group Company’s material assets the value of which are in excess of US$1,000,000 (or an equivalent amount in another currency) individually or in the aggregate during any fiscal year unless such disposition is done pursuant to the then current Business Plan (as defined below);

(n)	any formation of a subsidiary or an Affiliate of any Group Company;

(o)	any Group Company’s annual business and capital expenditure plan (including monthly budgets) (the “Business Plan”) or financial budget, or any material variance thereto;

(p)	any items of cash or capital expenditure in excess of US$1,000,000 (or an equivalent amount in another currency) individually or in the aggregate during any fiscal year, unless such expenditure is incurred pursuant to the then current Business Plan or financial budget or unless approved by the Board, including the Series A Director, if applicable, and Series C Director, if applicable;

(q)	any incurrence of debt or financial obligation in excess of US$1,000,000 (or an equivalent amount in another currency) individually or in the aggregate during any fiscal year, unless such is incurred pursuant to the then current Business Plan or financial budget or unless approved by the Board, including the Series A Director, if applicable, and Series C Director, if applicable;

(r)	any purchase or lease of any real estate properties if the value of such purchase or lease is in excess of US$1,000,000 (or an equivalent amount in another currency) unless such purchase or lease is done pursuant to the then current Business Plan;

(s)	any material expansion of business of any Group Company unless such change is made pursuant to the then current Business Plan or financial budget;

(t)	any transaction, involving any Group Company on one side and any of Group Company’s related or affiliated parties or Employees or shareholders or their Immediate Family or Affiliates on the other side, other than: (1) any employment or employment-related agreements, or (2) any agreements between the Company and any of its subsidiaries so long as financials of such subsidiaries shall be consolidated into those of the Company; or (3) other agreements entered into in the ordinary course of business and with arm-length terms under which it is likely to result in consideration to any Group Company, or imposing liability or contingent liability on any Group Company, in excess of US$50,000 (or an equivalent amount in another currency);

(u)	any change in the principal business activities of any Group Company;

(v)	the appointment and removal or change of material terms of employment (including the increase of fifteen percent (15%) or more in the total compensation in any 12-month period) of the five (5) most highly compensated Employees of any Group Company, including Chief Executive Officer, Chief Operating Officer and Chief Financial Officer or legal representative or any persons acting in the foregoing capacities and the Key Employees listed in the Series C Preferred Share Subscription Agreement, dated October 1, 2008, by and among the Company, the PRC Subsidiary and the investors named therein;

(w)	change of Auditors or any material change in the accounting methods or financial policies;

(x)	any change in the number of Directors of the Company; any appointment and removal of any independent Director of the Company;

(y)	the adoption or material amendment of the Share Option Plan or other similar scheme and the grant of awards thereunder; and

(z)	any other action or transaction which is out of ordinary course of business and is not contemplated in any Group Company’s Business Plan.

To the extent any of the above acts as listed in this Article 19 are required under the Statute to be passed by way of a Special Resolution, such an act shall be passed so long as a Special Resolution is passed.

NON-RECOGNITION OF TRUSTS

20.

No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

21.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

22.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

23.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

24.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

25.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

26.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten percent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

27.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

28.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

29.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven percent (7%) per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

30.	(a)	If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

31.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

32.	A certificate in writing under the hand of one (1) Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

33.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

34.	The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

35.	Subject to other provisions of these Articles, in case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

36.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

37.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided however that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM, CHANGE OF LOCATION OF

REGISTERED OFFICE & ALTERATION OF CAPITAL

38.	(a)	Subject to the provisions of the Statute and these Articles (in particular, Article 19), the Company may by ordinary resolution:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute and these Articles, the Company may by Special Resolution change its name or alter its objects.

(d)	Without prejudice to Article 13 hereof and subject to the provisions of the Statute and these Articles, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

39.

For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

40.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

41.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

42.	(a)	Subject to Article 42(c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

43.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth ( 1/10) of the then Ordinary Shares in issue (including Preferred Shares calculated on an as-converted basis) as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(a)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(b)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(c)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

44.	At least ten (10) days notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 43 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by (i) holders of a majority of the Ordinary Shares (as a single class and not on an as-converted basis) in issue or their proxies, (ii) holders of a majority of the Series A Shares in issue or their proxies and (iii) holders of a majority of the Series C Shares in issue or their proxies.

45.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

46.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; the holders of a majority of the Ordinary Shares (as a single class and not on an as-converted basis) in issue, the holders of a majority of the Series A Shares in issue and the holders of a majority of the Series C Shares in issue, collectively, present in person or by proxy shall be a quorum provided always that if the Company has one (1) Member of record the quorum shall be that one (1) Member present in person or by proxy; provided further, that:

(A)	if within half an hour from the time appointed for the meeting a quorum is not present solely due to the absence of holders of Series A Shares and/or Series C Shares, the meeting shall stand adjourned and notices shall be re-issued pursuant to Article 44 to advise the day, time and place of the adjourned meeting.

(B)	If at the adjourned meeting a quorum is not present within half an hour from the time appointed for such meeting solely due to the absence of such holders, such meeting shall stand adjourned again and notices shall be re-issued pursuant to Article 44 to advise the day, time and place of the second adjourned meeting, at which second adjourned meeting a quorum shall not require the presence in person or by proxy of such holders.

47.	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

48.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

49.	[Reserved]

50.	The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

51.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

52.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

53.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

54.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s minute book containing the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

55.	The demand for a poll may be withdrawn.

56.	Except as provided in Article 58, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

57.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

58.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

59.	Except as otherwise required by Statute or as set forth herein, holders of the Ordinary Shares shall have one vote for each Ordinary Share held by such holder and holders of the Preferred Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preferred Shares could be converted at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited, such votes to be counted together with all other shares of the Company having general voting power and as a class except (a) that Series A Shareholders shall be entitled to vote as a separate class to nominate a Director representing them pursuant to Article 71; (b) that Series C Shareholders shall be entitled to vote as a separate class to nominate a Director representing them pursuant to Article 71; (c) that the holders of Ordinary Shares shall be entitled to vote as a separate class to nominate a Director representing them pursuant to Article 71, (d) as provided under Article 19; and (e) as required by law. Holders of the Ordinary Shares and Preferred Shares shall be entitled to notice of any Members’ meeting in accordance with these Articles.

60.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

61.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

62.	No Member shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of shares unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

63.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

64.	On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

65.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

66.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

67.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

68.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

69.	Any corporation which is a Member of record of the Company may in accordance with its constitutional documents or in the absence of such provision by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class or series of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

SHARES THAT MAY NOT BE VOTED

70.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

71.	Subject to Article 19, the Board shall consist of a maximum of eleven (11) voting Directors (exclusive of alternative Directors).

(A)	For as long as the Series A Shares are outstanding, one (1) Director shall be designated by the Major Series A Shareholder (the “Series A Director”), and such Series A Director shall only be removed by the Major Series A Shareholder.

(B)	For as long as the Series C Shares are outstanding, one (1) Director shall be designated by the Major Series C Shareholder (the “Series C Director”), and such Series C Director shall only be removed by the Major Series C Shareholder.

(C)	Four (4) Directors shall be designated by the holders of a majority of the Ordinary Shares (voting as a single, separate class and not on an as-converted basis) (the “Ordinary Share Directors”) and such Ordinary Share Directors shall only be removed by the holders of a majority of the Ordinary Shares (voting as a single, separate class and not on an as-converted basis).

(D)	Any Director not elected in the manner provided in clauses (A) to (C) above shall be designated and removed by the mutual consent of: (i) for as long as the Series A Shares are outstanding, the Major Series A Shareholder, (ii) for as long as the Series C Shares are outstanding, the Major Series C Shareholder and (iii) the holders of a majority of the Ordinary Shares (voting as a single, separate class and not on an as-converted basis).

REMUNERATION OF DIRECTORS

72.	Subject to Article 19, the remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

73.	Subject to Article 19, the Directors may by resolution, including the affirmative votes of the Series A Director and Series C Director, if applicable, award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

DIRECTORS’ INTERESTS

74.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

75.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

76.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

77.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid provided however that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

78.	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 77 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

NO MINIMUM SHAREHOLDING

79.	No shareholding qualification for Directors shall be required.

ALTERNATE DIRECTORS

80.	Subject to the exception contained in Article 88 and the prior consultation with He Boquan so long as he is a member of the Board, a Series A Director or Series C Director, if applicable, who expects to be unable to attend Directors’ meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and of all meetings of committees of Directors of which his appointor is a member and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Series A Director or Series C Director making the same. An alternate Director appointed by the Series A Director or Series C Director shall be deemed for all purposes to be the Series A Director or Series C Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Series A Director or Series C Director appointing him.

POWERS AND DUTIES OF DIRECTORS

81.	Subject to Article 19, the business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting provided however that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

82.

The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

83.	Subject to Article 19, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

84.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

85.	Subject to Article 19, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

86.	Subject to Article 19, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue Debentures and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

87.	(a)	Subject to Article 19, the Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three (3) next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

(e)	Notwithstanding the foregoing, each committee of the Board (including but not limited to Auditing Committee and Compensation Committee) and the quorum for such committee shall consist of at least the Series A Director and Series C Director, if applicable (provided that the provisions set forth in Articles 92(b) to 92(d) shall be applicable to a meeting of any committee of the Board mutatis mutandis).

MANAGING DIRECTORS

88.

Subject to Article 19, the Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

89.	Subject to Article 19, the Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

90.	Except as otherwise provided by these Articles (in particular, Article 19), the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. The Board shall meet at least once every six (6) months, unless otherwise agreed by the vote of a majority of the Board, including the affirmative votes of the Series A Director and the Series C Director, if applicable. The Board shall also convene a meeting to discuss business operations and results at least once every three (3) months. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present who form the requisite quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

91.	Subject to Article 90, a Director or alternate Director or the Secretary on the requisition of a Director or alternate Director shall at any time summon a meeting of the Directors by at least ten (10) days’ prior notice in writing to every Director and alternate Director which notice shall set forth the date, time and place of the meeting of the Directors and a Director or alternate Director or the Secretary on the requisition of a Director or alternate Director shall deliver at least five (5) days’ prior notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless, notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and provided further if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 45 shall apply mutatis mutandis with respect to notices of meetings of Directors.

92.	(a)	Subject to other provision of this Article 92, the quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the Directors then appointed on the Board, including the Series A Director and Series C Director, if applicable; a Director and his appointed alternate Director being considered only one (1) person for this purpose, provided always that if there shall at any time be only a sole Director the quorum shall be one (1).

(b)	If within half an hour from the time appointed for the meeting a quorum is not present solely due to the absence of the Series A Director and/or Series C Director, the meeting shall stand adjourned. Notices shall be re-issued pursuant to Article 91 to advise the day, time and place of the adjourned Board meeting.

(c)	If at the adjourned Board meeting a quorum is not present within half an hour from the time appointed for such meeting solely due to the absence of such Director(s), such meeting shall stand adjourned again and the procedures specified in Article 92(b) shall be followed, at which second adjourned meeting a quorum shall not require the presence in person or by proxy of such Directors.

(d)	For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

93.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

94.	The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one (1) of their number to be Chairman of the meeting.

95.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board (including alternate Directors in the absence of their appointors) as they think fit but subject to Article 87; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

96.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

97.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

98.	Members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee of Directors, as the case may be duly convened and held.

99.	(a)	A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 65-68 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

100.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three (3) consecutive meetings of the Board without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind;

(e)	if he is removed by a vote of the holders of the class or series of shares that originally appointed him pursuant to Article 71.

APPOINTMENT AND REMOVAL OF DIRECTORS

101.	Subject to Article 71 and Article 100, the Company may by ordinary resolution appoint any person to be a Director and may in like manner remove any Director and may in like manner appoint another person in his stead.

PRESUMPTION OF ASSENT

102.	A Director of the Company who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

103.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one (1) person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

104.	Subject to Article 19, the Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

105.	(a)	Subject to the Statute and Article 19, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore and in accordance with this Article 105.

(b)	No dividend or other distributions, whether in cash, in property or in shares of the capital of the Company, shall be paid or declared on any other class or series of shares of the Company unless and until a dividend in like amount (calculated on an as-converted basis) is first paid in full on each Preferred Share.

(c)	In the event the Company shall declare a dividend or other distribution other than in cash (except for a distribution described in Article 127), the holders of Preferred Shares shall be entitled to a proportionate share of any such distribution as though the holders of Preferred Shares were holders of the number of Ordinary Shares into which their Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.

106.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

107.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

108.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class or series of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class or series outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

109.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

110.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, Debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

111.

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one (1) of two (2) or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

112.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

113.	The Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

114.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

115.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

116.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

117.	Subject to Article 19, the Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

118.	Subject to Article 19, the Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

119.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

120.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

121.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

122.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is posted as aforesaid.

(b)	Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

123.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

124.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

125.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and no other person shall be entitled to receive notices of general meetings.

WINDING UP

126.	Subject to Article 127, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes or series of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

LIQUIDATION PREFERENCE

127.	In the event of any insolvency, liquidation, dissolution or winding up of the Company, either voluntary or involuntary (a “Liquidation Event”), distributions to the Members of the Company shall be made in the following manner and in the following order of preference (after satisfaction of all creditors’ claims and claims that may be preferred by law):

(A)	First,

(a)

each holder of Series A Shares shall be entitled to receive, on parity with the holders of Series B Shares and Series C Shares pursuant to subclauses (b) and (c) in this Article 127(A), an amount per Series A Share held by such holder equal to (i) the Series A Issue Price (or an equivalent amount in another currency) (the “Series A Investment Amount”), plus (ii) such amount which, together with the Series A Investment Amount and any dividends or other distributions paid on such Series A Share, would represent an internal rate of return of fifteen percent (15%) on the Series A Investment Amount calculated from (and including) the Series A Original Issue Date to (but excluding) the actual date of payment (the foregoing (i) and (ii) together, the “Series A Preference Amount”);

(b)	each holder of Series B Shares shall be entitled to receive, on parity with the holders of Series A Shares and Series C Shares pursuant to subclauses (a) and (c) in this Article 127(A), an amount per Series B Share held by such holder equal to (i) the Series B Issue Price (or an equivalent amount in another currency) (the “Series B Investment Amount”), plus (ii) such amount which, together with the Series B Investment Amount and any dividends or other distributions paid on such Series B Share, would represent an internal rate of return of fifteen percent (15%) on the Series B Investment Amount calculated from (and including) the Series B Original Issue Date to (but excluding) the actual date of payment (the foregoing (i) and (ii) together, the “Series B Preference Amount”); and

(c)	each holder of Series C Shares shall be entitled to receive, on parity with the holders of Series A Shares and Series B Shares pursuant to subclauses (a) and (b) in this Article 127(A), an amount per Series C Share held by such holder equal to (i) the Series C Issue Price (or an equivalent amount in another currency) (the “Series C Investment Amount”), plus (ii) such amount which, together with the Series C Investment Amount and any dividends or other distributions paid on such Series C Share, would represent an internal rate of return of fifteen percent (15%) on the Series C Investment Amount calculated from (and including) the Series C Original Issue Date to (but excluding) the actual date of payment (the foregoing (i) and (ii) together, the “Series C Preference Amount”).

If the proceeds legally available for distribution shall be insufficient to permit the payment of the full Series A Preference Amount, Series B Preference Amount and Series C Preference Amount in respect of all Preferred Shares, then all of such proceeds shall be distributed ratably among the holders of Preferred Shares in proportion to the Series A Preference Amount, Series B Preference Amount and Series C Preference Amount each such holder is otherwise entitled to receive in respect of each Preferred Share held thereby.

(B)	Second, after full payment of the Series A Preference Amount, Series B Preference Amount and Series C Preference Amount in respect of all Preferred Shares pursuant to Article 127(A) above,

(a)	each holder of Ordinary Shares shall be entitled to receive, on parity with the holders of Series A Shares and Series B Shares pursuant to subclauses (b) and (c) in this Article 127(B), an amount per Ordinary Share held by such holder equal to the product of (i) the Series C Preference Amount, multiplied by (ii) a fraction, the numerator of which is one (1) and the denominator of which is the result of Series C Issue Price divided by the then applicable Series C Conversion Price (the “Ordinary Catchup Amount”);

(b)	each holder of Series A Shares shall be entitled to receive, on parity with the holders of Ordinary Shares and Series B Shares pursuant to subclauses (a) and (c) in this Article 127(B), an amount per Series A Share held by such holder equal to the amount of excess (if any) of (i) the product of the Series C Preference Amount multiplied by a fraction, the numerator of which is the result of Series A Issue Price divided by the then applicable Series A Conversion Price and the denominator of which is the result of Series C Issue Price divided by the then applicable Series C Conversion Price (the “Series A Catchup Amount”), over (ii) the Series A Preference Amount; and

(c)	each holder of Series B Shares shall be entitled to receive, on parity with the holders of Ordinary Shares and Series A Shares pursuant to subclauses (a) and (b) in this Article 127(B), an amount per Series B Share held by such holder equal to the amount of excess (if any) of (i) the product of the Series C Preference Amount multiplied by a fraction, the numerator of which is the result of Series B Issue Price divided by the then applicable Series B Conversion Price and the denominator of which is the result of Series C Issue Price divided by the then applicable Series C Conversion Price (the “Series B Catchup Amount”), over (ii) the Series B Preference Amount.

If the remaining proceeds legally available for distribution after full payment of the Series A Preference Amount, Series B Preference Amount and Series C Preference Amount in respect of all Preferred Shares pursuant to Article 127(A) shall be insufficient to permit the payment of the full Ordinary Catchup Amount, Series A Catchup Amount and Series

B Catchup Amount in respect of all Ordinary Shares, Series A Shares and Series B Shares, then all of such remaining proceeds shall be distributed ratably among the holders of Ordinary Shares, Series A Shares and Series B Shares in proportion to the Ordinary Catchup Amount, Series A Catchup Amount or Series B Catchup Amount each such holder is otherwise entitled to receive in respect of each Ordinary Share, Series A Share and Series B Share held thereby.

(C)	Third, after setting aside or paying in full the Series A Preference Amount, Series B Preference Amount, Series C Preference Amount, Ordinary Catchup Amount, Series A Catchup Amount and Series B Catchup Amount in respect of all Preferred Shares and Ordinary Shares due pursuant to Articles 127(A) and 127(B) above, the remaining funds or assets of the Company legally available for distribution to Members, if any, shall be distributed to holders of the Preferred Shares and Ordinary Shares on a pro rata basis, based on the number of Ordinary Shares then held by each holder on an as-converted basis.

(a) A sale of all or substantially all of the assets of the Company, (b) a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the Members of the Company immediately prior to such merger or consolidation continue to hold a majority of the voting power of the Company or the surviving or acquiring entity), (c) a transfer of Equity Securities (whether by scheme of arrangement, merger, reorganization or other transaction) after which the Members of the Company immediately prior to such transfer no longer hold a majority of the voting power of the Company or the surviving or acquiring entity and (d) a transaction executed under Article 12(H) and 12(I), in each case in one or a series of related transactions, shall be deemed as a “Liquidation Event” under this Article 127 with the total proceeds from such transaction distributed to holders of Preferred Shares and Ordinary Shares pursuant to this Article 127 (for the avoidance of doubt, if Preferred Shares are converted in connection with such transaction, the total proceeds from such transaction shall be distributed pursuant to this Article 127 as if such Preferred Shares had not been so converted), unless waived in writing by the Series A Shareholders holding at least a majority of the outstanding Series A Shares and the Series C Shareholders holding at least a majority of the outstanding Series C Shares.

128.

Notwithstanding any other provision of these Articles, the Company may at any time, out of funds legally available therefor, repurchase Ordinary Shares issued to or held by Employees of the Company or its subsidiaries upon termination of their employment or services pursuant to any agreement approved by the Directors and providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared and funds set aside therefor and such repurchases shall not be subject to the Series A Preference Amount, Series B Preference Amount, Series C Preference Amount, Ordinary Catchup Amount, Series A Catchup Amount and Series B Catchup Amount.

129.	In the event the Company proposes to distribute assets other than cash in connection with any insolvency, liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be determined in good faith by the liquidator. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (a), (b) or (c) to reflect the fair market value thereof as determined in good faith by the liquidator. Holders of a majority of the outstanding Series A Shares or holders of a majority of the outstanding Series C Shares shall have the right to challenge any determination by the liquidator of fair market value pursuant to this Article 129, in which case the determination of fair market value shall be made by an independent appraiser who shall be an international investment bank and selected jointly by the liquidator and the challenging parties, the cost of such appraisal to be borne by the Company.

INDEMNITY

130.	To the fullest extent permitted by the Statute, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company or its subsidiaries and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts or by reason of their positions as the Directors or officers of the Company, except such (if any) as they shall incur or sustain by or through fraud, dishonesty or their own wilful misconduct or gross negligence, and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through fraud, dishonesty or the wilful misconduct or gross negligence of such Director, officer or trustee.

FINANCIAL YEAR

131.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

132.	Subject to the Statute, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

133.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SUPREMACY CLAUSE

134.	Notwithstanding any other provisions in these Articles, and, more specifically, no rights granted hereby to any Member, shall derogate, limit, restrict or interfere with the implementation and/or the enforcement of the provisions of the following documents (the “Share Mortgages”) or subsequent management of the Company’s affairs (including, without limitation, any restriction on the transfer of shares or any restriction in Article 19, which may restrict the ability of the Collateral Agent (as defined in the Share Mortgages) or any of its nominees to transfer or realize all or any part of the Charged Property (as defined in the Share Mortgages) or restrict a transfer of all or any part of the Charged Property to the Collateral Agent or any of its nominees or impair the ability of the Collateral Agent to manage the affairs of the Company), which have been entered into by relevant parties in connection with the issuance by the Company of Guaranteed Senior Floating Rate Notes Due 2010 on September 10, 2007 by the Indenture:

(a)	a First Equitable Mortgage in respect of shares of the Company owned by Fortune News International Limited (“Fortune”) entered into by and among Fortune, the Company and the DB Trustees (Hong Kong) Limited (the “Collateral Agent”) on September 10, 2007;

(b)	a First Equitable Mortgage in respect of shares of the Company owned by Smartech Resources Limited (“Smartech”) entered into by and among Smartech, the Company and the Collateral Agent on September 10, 2007;

(c)	a First Equitable Mortgage in respect of shares of the Company owned by Mr. Lee Chien (“Mr. Lee”) entered into by and among Mr. Lee, the Company and the Collateral Agent on September 10, 2007;

(d)	a First Equitable Mortgage in respect of shares of the Company owned by Mr. Shi Min Jian (“Mr. Shi”) entered into by and among Mr. Shi, the Company and the Collateral Agent on September 10, 2007;

(e)	a First Equitable Mortgage in respect of shares of the Company owned by Mr. He Bo Quan (“Mr. He”) entered into by and among Mr. He, the Company and the Collateral Agent on September 10, 2007; and

(f)	a First Equitable Mortgage in respect of shares of the Company owned by Prototal Enterprises Limited (“Prototal”) entered into by and among Prototal, the Company and the Collateral Agent on October 10, 2008.